EXHIBIT 99.1

Owens Corning Completes Acquisition of FOAMGLAS® Insulation Manufacturer Pittsburgh Corning

TOLEDO, Ohio – June 27, 2017 – Owens Corning (NYSE:OC) announced that it has received all regulatory clearances and completed the acquisition of Pittsburgh Corning, the world’s leading producer of cellular glass insulation systems for commercial and industrial markets, for approximately $560 million in cash, on a cash free and debt free basis.

“Owens Corning and Pittsburgh Corning have shared a common heritage,” said Julian Francis, president of Owens Corning’s Insulation Business. “Now, they have a shared future in making Owens Corning the world’s leading provider of insulation solutions with fiberglass, foam, mineral fiber, and cellular glass. We are excited with the opportunities this acquisition brings to the company.”

Pittsburgh Corning employs over 1,100 people in 17 countries. It operates facilities in the United States, Belgium, Czech Republic, and China. It produces FOAMGLAS® cellular glass, a sustainable, high-performance insulation offering water and fire resistance, high compressive strength, and long-lasting thermal protection. Pittsburgh Corning delivered 2016 sales of over $240 million.

About Owens Corning

Owens Corning (NYSE: OC) develops, manufactures, and markets insulation, roofing, and fiberglass composites. Global in scope and human in scale, the company’s market-leading businesses use their deep expertise in materials, manufacturing, and building science to develop products and systems that save energy and improve comfort in commercial and residential buildings. Through its glass reinforcements business, the company makes thousands of products lighter, stronger, and more durable. Ultimately, Owens Corning people and products make the world a better place. Based in Toledo, Ohio, Owens Corning posted 2016 sales of $5.7 billion and employs 17,000 people in 33 countries. It has been a Fortune 500® company for 63 consecutive years. For more information, please visit www.owenscorning.com.

Owens Corning Investor Relations News

Contact:

Media Inquiries:

Chuck Hartlage, +1-419-248-5395

chuck.hartlage@owenscorning.com

or

Investor Inquiries:

Thierry Denis, +1-419-248-5748

thierry.j.denis@owenscorning.com